Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2003 relating to the financial statements and financial statement schedules of Odyssey Re Holdings Corp., which appears in Odyssey Re Holdings Corp.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 21, 2003